Exhibit E
                                 ---------

                          STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of November 8, 2001 and is made by and between Princeton Video Image, Inc., a Delaware corporation, (the "Seller") and Presencia en Medios, S.A. de C.V., a Mexican corporation, (the "Purchaser").

                          PRELIMINARY STATEMENTS

     A. The Purchaser wishes to acquire from the Seller, and the Seller wishes to sell to the Purchaser, the Shares (as hereinafter defined).

     B. The Purchaser and the Seller each acknowledge that each party shall have certain rights and obligations relating to the Shares as provided in the Registration Rights Agreement dated as of September 20, 2001 by and among the Seller and the investors named therein (the "Registration Rights Agreement") and the Shareholders Agreement dated as of February 4, 2001 by and among the Seller, PVI Holding, LLC and certain shareholders named therein (the "Shareholders Agreement").

     In consideration of the premises and the mutual promises hereinafter set forth, the parties hereby agree as follows:

     1. Definitions. All capitalized terms used in this Agreement shall have the meanings assigned to them elsewhere in this Agreement or as specified below:

          "Agreement" shall have the meaning set forth in the opening paragraph hereof.

          "Closing" shall mean the closing of the sale to, and purchase by, the Purchaser of the Shares.

          "Material Adverse Effect" shall mean, when used in connection with the Seller, any change or effect that, individually or in the aggregate with all other such changes or effects, would have a material adverse effect on the business, assets, results or operations, or financial condition of such party and its subsidiaries taken as a whole or materially impair the ability of such party to perform its obligations under this Agreement.

          "Person" shall mean and include an individual, a corporation, a partnership, a trust, an incorporated organization, a limited liability company, a joint stock corporation, a joint venture, a government or any department, agency or political subdivision thereof and any other entity.

          "Purchase Price" shall have the meaning set forth in Section 2.2.

          "Purchaser" shall have the meaning set forth in the opening paragraph hereof.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

          "Seller" shall have the meaning set forth in the opening paragraph hereof.

          "Shares" shall mean 615,385 shares of the Seller's common stock, par value $.001.

     2.   Sale and Purchase of Shares.
          ---------------------------

          2.1 Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein, the Seller is hereby selling to the Purchaser, and the Purchaser is hereby purchasing from the Seller, the Shares.

          2.2 Purchase Price. The purchase price for the Shares is $3.25 per share for an aggregate purchase price of $2,000,001 (the "Purchase Price").

          2.3 Closing. The Closing is occurring simultaneously herewith at the offices of Smith, Stratton, Wise, Heher & Brennan, 600 College Road East, Princeton, New Jersey 08540 on the date hereof.

          2.4 Closing Actions. At the Closing, (i) the Purchaser is delivering to the Seller the Purchase Price by wire transfer to such account previously specified by the Seller in the amount of $615.39 and delivery of a $1,999,385.61 promissory note in the form attached hereto as
Exhibit 2.4 (the "Note"), and (ii) the Seller is delivering to the Purchaser a certificate representing the Shares.

          2.5 Specific Performance. In the event that either party fails to consummate the transaction contemplated hereby, the other party shall be entitled to any and all rights and remedies available at law or in equity by reason of such default, including but not limited to monetary damages and the right to compel specific performance.

     3. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as follows, provided that, with respect to Sections 3.3, 3.4 and 3.7, the Seller makes no representation herein with respect to information known by the Purchaser, any of the Purchaser's designees to the Seller's Board of Directors, any officer of Pubicidad Virtual, S.A. de C.V., or the matters contemplated by the proposed resolutions of the Seller's Board of Directors being adopted on the date hereof.

          3.1 Organization. The Seller is (a) a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, (c) is duly qualified and in good standing to do business in the States of New Jersey and New York, which constitute all of the jurisdictions in which the conduct of the Seller's business or its ownership, leasing or operation of property requires such qualification where the absence of such qualification would have a Material Adverse
Effect on the Seller.

          3.2 Authorization of Agreement. The Seller has full legal power and authority to enter into and perform this Agreement. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally and to general principles of equity. The Shares have been duly authorized, are duly and validly issued, fully paid and non-assessable, and are free of any liens or encumbrances.

          3.3 Disclosure. The registration statements, reports and proxy statements filed by the Seller with the Securities and Exchange Commission, including the financial statements contained therein (collectively, the "SEC Reports"), complied, as of their respective dates, in all material respects with the requirements of the Securities Act and the Securities Act of 1934, as amended, and did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

          3.4 No Material Adverse Change. Except as set forth in Schedule 3.4, since June 30, 2001, there has been no material adverse change in the financial condition, results of operations, assets, liabilities or business of the Seller and its subsidiaries, taken as a whole, other than those generally affecting Persons in the Seller's business, those generally affecting the economy, those generally affecting the advertising market, and those resulting from changes in general economic, political or financial conditions, including without limitation changes occurring as a result of terrorist activities, the effect of international conditions on the financial markets in the United States, the suspension of trading in securities generally on the New York Stock Exchange, the American Stock Exchange and the Nasdaq Stock Market ("Nasdaq"), and the escalation in hostilities involving the United States.

          3.5 Registration Rights Agreement. The Registration Rights Agreement is in full force and effect and the Shares constitute Registrable Securities (as defined under the Registration Rights Agreement) thereunder. The Purchaser shall be entitled to all rights under the Registration Rights Agreement with respect to the Shares purchased hereby.

          3.6 Reorganization Agreement. Exclusively for purposes of Sections 7.1(a), 7.2 and 7.4 of the Reorganization Agreement dated as of December 28, 2000, by and among the Purchaser, Eduardo Sitt, David Sitt, and Roberto Sonabend, Presence in Media, LLC, Virtual Advertisement LLC, PVI LA, LLC, the Seller, and Princeton Video Image Latin America, LLC, as amended (the "Reorganization Agreement") the Shares constitute shares of PVI Common Stock (as such term is defined in the Reorganization Agreement).

          3.7 No Consents or Approvals Required. No consents, approvals or authorization of designation, declaration or filing with any governmental or regulatory authority (other than in Mexico), agency, commission, body or other governmental entity or by any court or other third party (other than in Mexico) is required for the valid authorization, execution, delivery and performance by the Seller of this Agreement or for the valid sale and delivery of Shares.

          3.8 Listing. The Seller has been approved for listing on, and no notification of the issuance of the Shares is required to be given to, Nasdaq.

     4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller as follows:

          4.1 Authorization of Agreement. The Purchaser has full legal power and authority to enter into and perform this Agreement. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

          4.2 Accredited Investor. The Purchaser is an accredited investor within the meaning of Rule 501(a) promulgated under the Securities Act. The Shares are being purchased or otherwise acquired for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. It understands that the Shares have not been registered under the Securities Act or any applicable state laws by reason of their issuance or contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and such laws, and that the reliance of the Seller and others upon this exemption is predicated in part upon this representation and warranty. It further understands that the Shares may not be transferred or resold without (a) registration under the Securities Act and any applicable state securities laws, or (b) an exemption from the requirements of the Securities Act and applicable state securities laws.

          4.3 Investment Evaluation. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made hereunder. It has and has had access to all of the Seller's books and records and access to the Seller's executive officers as the Purchaser has requested.

          4.4 Legend. The Purchaser understands that the certificates for the Shares bear a legend in substantially the following form in addition to any other legends that may be required under any other documents to which the Purchaser is a party.

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES ACT OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES ACTS OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION OR IS IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.


The Purchaser further agrees that the certificates for the Shares bear a legend in substantially the following form pursuant to the requirements of the Shareholders Agreement.

     THE TRANSFER OF THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN A SHAREHOLDERS AGREEMENT DATED AS OF FEBRUARY 4, 2001 AMONG THE COMPANY AND CERTAIN SHAREHOLDERS NAMED THEREIN, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY.

          4.5 Business Affairs. The Purchaser is aware of the Seller's business affairs and financial condition and has acquired sufficient information about the Seller to reach an informed and knowledgeable decision to acquire the Shares. The Purchaser recognizes that investment in the Shares involves a number of significant risks.

     5. Fees and Expenses. Each party shall be responsible for payment of its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

     6.   Indemnification; Survival.
          -------------------------

          6.1 Indemnity. Each of the Seller and the Purchaser agrees to indemnify, defend and hold harmless the other, its affiliates and their respective shareholders, directors, officers, partners, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies or obligations, including, without limitation, all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal fees) to which any of them may become subject as a result of any and all misrepresentations or breaches of a representation or warranty made by it herein.

          6.2 Survival. All representations made herein by the Seller and the Purchaser shall survive the closing of the transactions contemplated hereby for a period of six (6) months. Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of such survival period shall continue to be covered by this
Section 6 until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

     7. Successors and Assigns; Parties in Interest. This Agreement shall bind and inure to the benefit of (a) the Purchaser, (b) the Seller and (c) their respective successors and assigns, including without limitation any Person who succeeds to the rights and properties of the Seller as a result of a merger, consolidation, acquisition of substantially all of the Seller's assets or similar transaction. No party may assign its rights under this Agreement without the consent of the other, which consent shall not be unreasonably withheld; provided, however, that the Purchaser may assign its rights under Section 6.1 hereof at any time to any Person which it controls so long as such assignee assumes the obligations of the Purchaser under Section 6.1 of this Agreement and Purchaser remains liable for all such obligations.

     8. Entire Agreement. This Agreement (as amended from time to time) and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

     9. Notices. All notices, requests, consents and other communications hereunder to any party shall be in writing and shall be delivered in person or duly sent by overnight courier, facsimile transmission or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties:

           (a)      If to the Purchaser:

                    Presencia en Medios, S.A. de C.V.
                    Palmas # 735-206
                    Mexico DF  11000
                    MEXICO
                    Attn: Eduardo Sitt

                    With a copy (which shall not constitute notice) to:

                    Fried, Frank , Harris, Shriver & Jacobson
                    One New York Plaza
                    New York, NY  10004
                    Facsimile: 212-859-4000
                    Attn: Joseph A. Stern, Esq.

           (b)      If to the Seller:

                    Princeton Video Image, Inc.
                    15 Princess Road
                    Lawrenceville, N.J.  08648
                    Facsimile: 609-912-0044

                    With a copy (which shall not constitute notice) to:

                    Smith, Stratton, Wise, Heher & Brennan
                    600 College Road East
                    Princeton, New Jersey 08540
                    Facsimile:  609-987-6651
                    Attn:  Richard J. Pinto, Esq.

All such notices and communications shall be deemed to have been give in the case of (a) facsimile transmission on the date sent, (b) personal delivery on the date of such delivery, (c) overnight courier on the day following delivery to such courier and (d) mailing on the third day after the posting thereof.

     10. Changes. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to the consent of the affected party.

     11. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     12. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws.

     14. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     15. Further Assurances. The parties hereto shall, subsequent to the date hereof, execute and deliver such further documentation, and take such further action, in each case without cost to the other party, as shall be reasonably requested by such other party hereto to further evidence and perfect the completion of the transactions contemplated hereby.

                                    ***

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf.


                                        PRINCETON VIDEO IMAGE, INC.

                                        By:  /s/ Brown F. Williams
                                             -------------------------------

                                        Name: Brown F. Williams
                                              ------------------------------

                                        Title:Chairman
                                              ------------------------------



                                        PRESENCIA EN MEDIOS, S.A. DE C.V.


                                        By:  /s/ David Sitt
                                             -------------------------------

                                        Name: David Sitt
                                              ------------------------------

                                        Title:Director General
                                              ------------------------------



                               SCHEDULE 3.4


     1. Paul Slagle resigned as Vice President of Sales and Marketing effective October 12, 2001.

     2. Sportvision Inc. successfully inserted virtual advertising into the World Series telecast, which was televised by Fox Network in October and November 2001.

                                    ------------------------------

Exhibit 2.4


$1,999,385.61                                              November 8, 2001

                              PROMISSORY NOTE


     FOR VALUE RECEIVED, the undersigned (the "Borrower") hereby promises to pay to Princeton Video Image, Inc. (the "Lender") at 15 Princess Road, Lawrenceville, New Jersey 08648 or at such other address as it may designate in writing, on or before 5:00 p.m., Eastern Standard Time, on November 15, 2001, the principal sum of one million nine hundred ninety-nine thousand, three hundred eighty-five and 61/100 dollars ($1,999,385.61).

     All amounts payable hereunder which are not paid when due shall bear interest, compounded daily, at an annual rate of 12% from the date payment was due to the date payment is made.

     In case any part of the principal or interest payable hereunder is not paid when due, the Borrower promises to pay, on demand, all costs and expenses of collection, including, without limitation, reasonable attorneys' fees, incurred by the Lender..

     The Borrower hereby waives presentment, demand for payment, protest, notice of dishonor and additional notice of any kind.

     This Promissory Note shall be governed by the laws of the State of New Jersey.


                                        PRESENCIA EN MEDIOS, S.A. DE C.V.


                                        By:
                                             -------------------------------

                                        Name:
                                              ------------------------------

                                        Title:
                                              ------------------------------